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EXHIBIT 2.02

FIRST AMENDMENT TO

ASSET PURCHASE AGREEMENT

By and Among

ANCHOR COIN

and

HERBST GAMING, INC.

and

MARKET GAMING, INC.

and

E-T-T, INC.

dated as of

January 14, 2003

        This FIRST AMENDMENT TO ASSET PURCHASE AGREEMENT, dated as of January 14, 2003 (this "First Amendment"), to the Agreement (as defined below) is between, ANCHOR COIN, a corporation organized under the laws of Nevada ("Seller"), and HERBST GAMING, INC., a corporation organized under the laws of Nevada ("HGI"), MARKET GAMING, INC., a corporation organized under the laws of Nevada ("MGI"), and E-T-T, INC., a corporation organized under the laws of Nevada ("ETT" which together with HGI and MGI will be collectively be referred to as "Purchaser").

RECITALS

        WHEREAS, Seller and Purchaser are a party to that certain Asset Purchase Agreement, dated as of November 21, 2002 (the "Agreement"), pursuant to which Seller agreed to sell, transfer and assign to Purchaser, and Purchaser agreed to purchase the Purchased Assets. Terms not otherwise defined herein shall have the meaning ascribed to them in the Agreement.

        WHEREAS, the parties expected that the transactions contemplated under the Agreement would close on or before January 31, 2003.

        WHEREAS, the Nevada Gaming Commission will not be able to make a determination regarding whether the transactions contemplated by the Agreement are acceptable until February 20, 2003.

        WHEREAS, Section 9.9 of the Agreement provides that the Agreement may be modified or amended by a writing signed by the parties thereto.

        WHEREAS, the parties intend to amend the Agreement to reflect that the transactions contemplated therein will not close until late February 2003.

        WHEREAS, all other terms, conditions and provisions of the Agreement shall continue to be valid and binding, enforceable in accordance with the terms of the Agreement.

        NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants, agreements and undertakings contained or referred to in this Agreement, the parties hereby agree as follows:

1.    Amendments to Agreement

        1.1  Section 5.7 of the Agreement, which currently reads as follows:

        5.7    Financing.    Purchaser will use commercially reasonable efforts to obtain all financing necessary to consummate, on or before January 31, 2003, the transactions contemplated in this Agreement.

        is hereby amended and replaced in its entirety with the following:

        5.7    Financing.    Purchaser will use commercially reasonable efforts to obtain all financing necessary to consummate, on or before February 28, 2003, the transactions contemplated in this Agreement.

        1.2  Section 7.1(f) of the Agreement, which currently reads as follows:

        (f)    By either Purchaser or Seller if the Closing shall not have occurred on or prior to January 31, 2003; provided, that the failure to close by such date was not caused by the terminating party; or

        is hereby amended and replaced in its entirety with the following:

        (f)    By either Purchaser or Seller if the Closing shall not have occurred on or prior to February 28, 2003; provided, that the failure to close by such date was not caused by the terminating party; or

2.    Miscellaneous

        2.1    Governing Law.    This First Amendment shall be governed in all respects by the laws of the State of Nevada, including validity, interpretation and effect, without regard to principles of conflicts of law.

        2.2    Effectiveness.    The Agreement, as amended by this First Amendment, shall be read, taken, and construed as one and the same instrument. The provisions of this First Amendment shall become operative only upon the execution of this First Amendment. This First Amendment may be executed in any number of counterparts, each of which counterparts together shall constitute but one and the same instrument.

[SIGNATURES ON FOLLOWING PAGE.]

        IN WITNESS WHEREOF, this First Amendment has been executed and delivered as of the date first written above.

ANCHOR COIN
By:	/s/ T.J. MATTHEWS
Name:	Thomas J. Matthews
Title:	COO
HERBST GAMING, INC.
By:	/s/ EDWARD J. HERBST
Name:	Edward J. Herbst
Title:	CEO and President
MARKET GAMING, INC.
By:	/s/ EDWARD J. HERBST
Name:	Edward J. Herbst
Title:	President
E-T-T, INC.
By:	/s/ EDWARD J. HERBST
Name:	Edward J. Herbst
Title:	President

S-1

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  EXHIBIT 2.02
FIRST AMENDMENT TO ASSET PURCHASE AGREEMENT By and Among ANCHOR COIN and HERBST GAMING, INC. and MARKET GAMING, INC. and E-T-T, INC. dated as of January 14, 2003
RECITALS